Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
Contact:
Charles N. Funk	Gary J. Ortale	Steven Carr
President & CEO	EVP & CFO	Dresner Corporate Services
319.356.5800	319.356.5800	312.726.3600

MIDWESTONE FINANCIAL GROUP, INC.
REPORTS SECOND QUARTER 2016 FINANCIAL RESULTS
Iowa City, Iowa, July 28, 2016 - MidWestOne Financial Group, Inc. (NASDAQ - MOFG) today reported its financial results for the three and six months ended June 30, 2016. Net income for the second quarter of 2016 totaled $4.8 million, compared with $4.5 million for the same period last year. Both basic and diluted earnings per share were $0.42 for the second quarter of 2016, compared with $0.43 basic earnings per share and $0.42 diluted earnings per share for the second quarter of 2015. After excluding the effects of $1.8 million ($1.1 million after tax) of expenses related to the merger with Central Bank, adjusted diluted earnings per share for the second quarter of 2016 were $0.51, compared to $0.66, after excluding $2.7 million ($2.3 million after tax) of expenses related to the merger with Central Bancshares, Inc., for the same period last year. Central Bancshares, Inc. merged into the Company on May 1, 2015, and Central Bank, a wholly owned subsidiary of the Company after the holding company merger, merged into MidWestOne Bank on April 2, 2016.
Earnings comparisons between the second quarter of 2016 and the same period in 2015 were affected primarily by second quarter 2016 results reflecting three months of post-merger operations after the merger with Central Bancshares, while second quarter 2015 included only two months of post-merger operations. Second quarter 2016 earnings are highlighted by the following:

•	a 9.8% increase in net interest income, due primarily to an 11.3% increase in interest income which included merger-related discount accretion of $0.7 million;

•	a 10.0% increase in noninterest income, driven by increases in other gains of $0.5 million and service charges and fees on deposit accounts of $0.2 million; offset by

•	an increase of $0.3 million in the provision for loan losses, due primarily to loan growth; and

•
a 15.0% increase in noninterest expense, primarily due to a 33.3% increase in salaries and employee benefits which resulted mainly from $1.3 million of merger-related compensation expense realized during the quarter.

“The second quarter of 2016 was one in which we were able to conclude our merger-related expenses, and these expenses weighed on the overall earnings results,” stated President and Chief Executive Officer, Charles N. Funk. “While loan growth slowed during the quarter, we are busy building a good loan pipeline for the second half of 2016.”
Net income for the six months ended June 30, 2016 was $10.3 million, an increase of $1.0 million, or 11.2%, compared to $9.3 million of net income for the same period in 2015, with diluted earnings per share of $0.90 and $0.99 for the comparative six month periods, respectively. The increase in net income was due primarily to first half 2016 results reflecting a full six months of operations after the merger with Central Bancshares, while the first half of 2015 included only two months of post-merger operations. The year-to-date 2016 income shows higher net interest income and increased noninterest income, partially offset by increased noninterest expense. After excluding the effects of $4.0 million ($2.5 million after tax) of expenses related to the merger with Central Bank, adjusted diluted earnings per share for the six months ended June 30, 2016 were $1.12, compared to $1.28, after excluding $3.2 million ($2.7 million after tax) of expenses related to the merger with Central Bancshares, Inc., for the same period last year.
Results of Operations
Net interest income of $24.9 million for the second quarter of 2016 increased $2.2 million, or 9.8%, from $22.7 million for the second quarter of 2015, primarily due to an increase of $2.9 million, or 11.3%, in interest income. An increase in average loan balances, partially offset by a decrease in the merger-related discount accretion to $0.7 million for the second quarter of 2016 compared to $1.4 million for the second quarter of 2015, resulted in loan interest income growth of $3.0 million, or 13.6%, to $24.6 million for the second quarter of 2016 compared to the second quarter of 2015. Income from investment securities was $3.3 million for the second quarter of 2016, equal to $3.3 million for the second quarter of 2015, which resulted from a decrease of $12.8 million in the average balance, offset by an increase of 12 basis points in the yield of investment securities between the two comparable periods. There was no income from loan pool participations for the second quarter of 2016, as the Company sold its remaining loan pool participations in June 2015, and has completely exited this line of business. Income from loan pool participations was $0.2 million in the second quarter of 2015. Interest expense increased $0.6 million, or 25.8%, to $3.1 million for the second quarter of 2016, compared to $2.5 million for the same period in 2015, primarily due to an increase in both the average balance and rate of interest-bearing deposits, and a decrease in the merger-related amortization of the purchase accounting premium on certificates of deposit in the amount of $0.3 million for the second quarter of 2016, compared to $0.6 million for the same period of 2015. The additional cost of the higher average balance of FHLB borrowings, partially offset by the absence of interest expense on a subordinated note assumed in the Central Bancshares merger and subsequently paid-off, also resulted in increased interest expense.
Net interest income for the six months ended June 30, 2016 was $50.5 million, up $13.5 million, or 36.6%, from $37.0 million for the six months ended June 30, 2015, primarily due to an increase of $14.9 million, or 35.7%, in interest income. Loan interest income increased $15.5 million, or 45.2%, to $49.8 million for the first six months of 2016 compared to the first six months of 2015, primarily due to the merger-related increase in average loan balances of $695.4 million, or 47.1%, between the two periods, and the effect of the merger-related discount accretion of $1.9 million for the six months ended June 30, 2016 compare to $1.4 million for the six months ended June 30, 2015. Interest income on investment securities increased $0.1 million, or 1.5%, to $6.7 million for the first six months of 2016 compared to the first six months of 2015 primarily due to an increase of $15.3 million in the average balance, somewhat offset by a decrease of 5 basis points on the portfolio’s yield between the comparative periods. There was no income from loan pool participations in the first half of 2016 compared to $0.8 million of income in the first half of 2015. Interest expense was $6.0 million for the six months ended June 30, 2016, an increase of $1.3 million, or 28.2%, compared to the first six months of 2015. Interest expense on deposits increased $1.0 million, or 28.4%, to $4.3 million for the six months ended June 30, 2016 (including $0.7 million in merger-related amortization of the purchase accounting premium on certificates of deposit) compared to $3.4 million (including $0.6 million in merger-related amortization) for the six months ended June 30, 2015.
The net interest margin for the second quarter of 2016, calculated on a fully tax-equivalent basis, was 3.83%, or 22 basis points lower than 4.05% for the second quarter of 2015. A lower yield received on loans, affected by a decrease in purchase accounting adjustments, combined with higher rates paid on interest-bearing deposits, resulted in the lower margin. The Company posted a net interest margin of 3.89% for the first six months of 2016, down 3 basis points from 3.92% for the same period in 2015.
“There is no question that the low interest rate environment is pressuring our net interest margin. Due to strong deposit growth early in the quarter, we carried higher than normal balances in low yielding fed funds,” continued Mr. Funk. “We expect these funds to be deployed in the third quarter, which should improve net interest income.”
The provision for loan losses for the second quarter of 2016 was $1.2 million, an increase of $0.3 million from $0.9 million in the second quarter of 2015. The increased provision primarily reflects the increase in outstanding loan balances due to organic loan growth, and an increase in nonperforming loans. The provision for loan losses for the first six months of 2016 was $2.2 million, up $0.7 million from $1.5 million for the same period in 2015, also due to organic loan growth.
Noninterest income for the second quarter of 2016 increased to $5.6 million, up $0.5 million, or 10.0%, from $5.1 million in the second quarter of 2015. The greatest increase was in other gain (loss), which increased $0.5 million to a $0.1 million gain for the second quarter of 2016, compared to a loss of $0.4 million for the second quarter of 2015. Other gain (loss) represents gains and losses on the sale of other real estate owned, repossessed assets, and branch banking offices. The second quarter of 2016 reflects a net gain on sale of other real estate owned of $0.1 million, while the second quarter of 2015 included a net loss on the sale of other real estate owned of $0.4 million, due primarily to the sale of the loan pool participations in June 2015. These items were previously classified as other service charges and fees, and have now been broken out to provide more transparency. Service charges and fees on deposit accounts in the second quarter of 2016 increased $0.2 million, or 20.1%, compared to the second quarter of 2015, while other service charges and fees increased $0.2 million, or 12.2%, from $1.2 million in the second quarter of 2015 to $1.4 million for the second quarter of 2016. The noted increases were partially offset by decreased gains on the sale of available for sale securities of $0.2 million, a $0.2 million decrease in trust, investment and insurance fees, as well as a $0.1 million, or 9.4% decline in mortgage origination and loan servicing fees from $0.8 million for the second quarter of 2015 to $0.7 million for the second quarter of 2016.
For the six months ended June 30, 2016, noninterest income rose to $12.0 million, an increase of $2.9 million, or 31.9%, from $9.1 million during the same period of 2015. The greatest increase for the six months ended June 30, 2016, was in other gain (loss), which increased $1.6 million to a gain of $1.2 million for the six months ended June 30, 2016, compared to a loss of $0.4 million for the six months ended June 30, 2015. The first six months of 2016 reflects a net gain on sale of other real estate owned of $0.8 million, and a net gain on the sale of the Rice Lake and Barron, Wisconsin branches of $0.5 million. The first six months of 2015 included a net loss on the sale of other real estate owned of $0.4 million, due primarily the sale of the loan pool participations in June 2015. Other service charges and fees rose from $1.8 million for the six months ended June 30, 2015, to $2.8 million for the six months ended June 30, 2016, an increase of $1.0 million, or 54.9%. Another significant contributor to the overall increase in noninterest income was service charges and fees on deposit accounts, which increased $0.7 million to $2.5 million for the first six months of 2016, compared with $1.8 million for the same period of 2015. Mortgage origination and loan servicing fees in the first six months of 2016 increased $0.2 million, or 21.8%, from $1.1 million for the same period in 2015. These increases were partially offset by decreased gains on the sale of available for sale securities of $0.5 million between the two periods. In addition, trust, investment, and insurance fees also decreased to $2.9 million for the first six months of 2016, a decline of $0.3 million, or 8.6%, from $3.2 million for the same period in 2015.
Second quarter 2016 noninterest expense was $22.8 million, up $3.0 million, or 15.0%, from the second quarter of 2015. Salaries and employee benefits increased $3.3 million, or 33.3%, between the second quarter of 2015 and the second quarter of 2016 mainly as a result of $1.3 million in expenses related to the bank merger in the second quarter of 2016, and three months of expenses in the second quarter of 2016 compared to two months of expenses in the second quarter of 2015 relating to the increased number of employees of the Company after the holding company merger. Net occupancy and equipment expense increased $1.0 million, or 42.0%, from $2.3 million for the second quarter of 2015 to $3.3 million for the second quarter of 2016, and data processing fees increased $0.1 million, or 21.1%, for the second quarter of 2016 compared with the second quarter of 2015. These increases were partially offset by a decrease in professional fees expense of $1.0 million, or 45.2%, for the second quarter of 2016, compared with the second quarter of 2015 mainly due to lower merger-related expenses. Other operating expense for the second quarter of 2016 decreased $0.3 million, or 9.1%, compared with the second quarter of 2015, and amortization expense declined from $1.2 million for the second quarter of 2015 to $1.0 million for the second quarter of 2016. Merger-related expenses in the second quarter of 2016 were $1.8 million ($1.1 million after tax), relating to the merger of the banks, compared to $2.7 million ($2.3 million after tax), in the second quarter of 2015, relating to the holding company merger. The majority of the second quarter 2016 merger expenses were comprised of salaries and employee benefits, which increased $1.2 million for the second quarter of 2016 compared with the second quarter of 2015. The increase was primarily due to the bank merger-related accrual for employees identified for termination. Merger-related professional fees expense decreased $1.2 million, or 79.95%, for the second quarter of 2016, compared with the second quarter of 2015, and merger-related other operating expense for the second quarter of 2016 decreased $0.9 million, or 87.6%, compared with the second quarter of 2015.
“We expect our noninterest expense to decrease in the second half of 2016, as we are ahead of schedule in our goal to reduce expenses,” stated Mr. Funk. “In addition, five officers left the Company in the second quarter, which will reduce salary expense and result in cost savings.”
Noninterest expense increased to $46.3 million for the six months ended June 30, 2016 compared with $31.0 million for the six months ended June 30, 2015, an increase of $15.2 million, or 49.1%. With the exception of professional fees, which decreased $0.7 million, or 25.5%, due to lower merger-related expenses, all categories of noninterest expense increased. Total merger-related expenses paid were $4.0 million ($2.5 million after tax), for the first six months of 2016. These expenses are reflected mainly in data processing expense, which increased $2.3 million, from $1.1 million for the first six months of 2015, to $3.4 million for the first six months of 2016. Contract termination expense of $1.8 million realized during the first quarter of 2016, in connection with the merger of the banks, was the primary cause of the increase. Salaries and employee benefits increased $9.1 million, or 54.0%, from $16.9 million for the six months ended June 30, 2015 to $26.0 million for the six months ended June 30, 2016, reflecting a $1.2 million increase in merger-related expenses, and the increased number of employees of the Company after the holding company merger. Net occupancy and equipment expense rose from $3.9 million for the first six months of 2015 to $6.6 million for the same period of 2016, an increase of $2.7 million, or 70.1%.
Income tax expense was $1.8 million for the second quarter of 2016 compared to $2.6 million for the same period in 2015, and was $3.7 million for the six months ended June 30, 2016 compared to $4.3 million for the same period in 2015. This expense variation was primarily due to a change in the level of taxable income between the comparable periods because of the merger.
Balance Sheet and Asset Quality
Total assets increased to $3.00 billion at June 30, 2016 from $2.98 billion at December 31, 2015, mainly attributable to higher cash and cash equivalents, which increased $63.9 million, or 135.6%, and loans which increased $16.2 million, or 0.8%. These increases were partially offset by decreases in investment securities available for sale of $56.4 million, or 13.2%. Total deposits at June 30, 2016, were $2.46 billion, unchanged from December 31, 2015. While total deposits remained static, the mix of deposits saw a decrease in non-interest bearing demand of $23.5 million, or 4.2%. This decrease was offset by increases between December 31, 2015 and June 30, 2016 of $8.7 million, or 0.8% in interest-bearing checking deposits, of $8.5 million, or 1.31%, in certificates of deposit, and $6.4 million, or 3.4%, in savings deposits. The Company initiated new long-term borrowings from an unaffiliated bank of $25.0 million during the second quarter of 2015 in connection with the closing of the holding company merger. At June 30, 2016, this note had an outstanding balance of $20.0 million, a decrease of $2.5 million, or 11.1%, from December 31, 2015, due to normal scheduled repayments. Securities sold under agreement to repurchase declined $7.0 million between December 31, 2015 and June 30, 2016, while FHLB borrowings increased $20.0 million, or 23.0%, between December 31, 2015 and June 30, 2016, to $107.0 million at June 30, 2016.
Total loans (excluding loans held for sale) increased $16.2 million, or 0.8%, from $2.15 billion at December 31, 2015, to $2.17 billion at June 30, 2016. Increases were primarily concentrated in commercial real estate-other, commercial and industrial loans, construction and development, and farmland loans. These increases were partially offset by decreases in residential real estate loans. As of June 30, 2016, the largest category of bank loans was commercial real estate loans, comprising approximately 47% of the portfolio, of which 6% of total loans were multifamily residential mortgages, 6% of total loans were construction and development, and 4% of total loans were farmland. Residential real estate loans was the next largest category at 23% of total loans, followed by commercial and industrial loans at 22%, agricultural loans at 6%, and consumer loans at 2%. The Company also held $23.3 million net of a discount of $6.0 million, or 1.1% of the total loan portfolio, in purchased credit impaired loans as a result of the merger.
In the second quarter of 2016, the Company ran three different stress test scenarios on its agricultural loan portfolio. The loans that had downward migration to Watch or Classified status under the stress test scenarios were then incorporated into our loan loss allowance model to determine any additional reserve requirements that would be advisable. “As planned, we conducted a stress test of our agricultural loan portfolio in the second quarter of 2016, and we believe the identified risk is manageable and will not adversely affect the Company in the near future,” said Mr. Funk.
Nonperforming loans increased from $11.5 million, or 0.54% of total loans, at December 31, 2015, to $23.4 million, or 1.08% of total loans, at June 30, 2016. At June 30, 2016, nonperforming loans consisted of $15.0 million in nonaccrual loans, $7.2 million in troubled debt restructures (“TDRs”) and $1.3 million in loans past due 90 days or more and still accruing. This compares to nonaccrual loans of $4.0 million, TDRs of $7.2 million, and loans past due 90 days or more and still accruing of $0.3 million at December 31, 2015. Nonaccrual loans increased $10.9 million between June 30, 2016 and December 31, 2015 due primarily to the addition of one commercial loan customer with four loans totaling $10.4 million. The Company is actively working with this customer to resolve the issues with these four loans. The balance of TDRs was unchanged, as the addition of three loans totaling $0.2 million were offset by payments collected from TDR-status borrowers and the charge-off of two TDRs totaling $0.2 million. Loans 90 days past due and still accruing interest increased $1.0 million between December 31, 2015 and June 30, 2016. Loans past due 30 to 89 days and still accruing interest (not included in the nonperforming loan totals) increased to $16.8 million at June 30, 2016, compared with $8.5 million at December 31, 2015. At June 30, 2016, other real estate owned (not included in nonperforming loans) was $4.1 million, down from $8.8 million of other real estate owned at December 31, 2015. During the first six months of 2016, the Company had a net decrease of 22 properties in other real estate owned. As of June 30, 2016, the allowance for loan losses was $21.2 million, or 0.98% of total loans, compared with $19.4 million, or 0.90% of total loans at December 31, 2015. The allowance for loan losses represented 90.46% of nonperforming loans at June 30, 2016, compared with 168.52% of nonperforming loans at December 31, 2015. The Company had net loan charge-offs of $0.5 million in the six months ended June 30, 2016, or an annualized 0.04% of average loans outstanding, compared to net charge-offs of $0.7 million, or an annualized 0.10% of average loans outstanding, for the same period of 2015.
Non-acquired loans with a balance of $1.59 billion had $20.8 million of the allowance for loan losses allocated to them, providing an allocated allowance for loan loss to non-acquired loan ratio of 1.31%. Non-acquired loans are total loans minus those loans acquired in the Central Bancshares merger. New loans and renewed loans made after the merger are considered non-acquired loans.

	Gross Loans (A)	Discount (B)	Loans, Net of Discount (A-B)	Allowance (C)	Allowance/Gross Loans (C/A)	Allowance + Discount/Gross Loans ((B+C)/A)
Total Non-Acquired Loans	$1,589,663	$—	$1,589,663	$20,752	1.31%	1.31%
Total Acquired Loans	595,653	17,190	578,463	445	0.07	2.96
Total Loans	$2,185,316	$17,190	$2,168,126	$21,197	0.97%	1.76%
Investment securities totaled $496.7 million at June 30, 2016, or 16.5% of total assets, a decrease of $48.9 million, or 9.0%, from $545.7 million, or 18.3% of total assets, as of December 31, 2015. A total of $370.9 million of the investment securities were classified as available for sale at June 30, 2016, compared to $427.2 million at December 31, 2015. As of June 30, 2016, the portfolio consisted mainly of obligations of states and political subdivisions (48.8%), mortgage-backed securities and collateralized mortgage obligations (36.5%), and obligations of U.S. government agencies (1.2%). Investment securities held to maturity were $125.9 million at June 30, 2016, compared to $118.4 million at December 31, 2015.

Capital Adequacy
Total shareholders’ equity was $305.2 million as of June 30, 2016, compared to $296.2 million as of December 31, 2015, an increase of $9.0 million, or 3.0%. This increase was primarily attributable to net income of $10.3 million for the first six months of 2016, a $2.0 million increase in accumulated other comprehensive income due to market value adjustments on investment securities available for sale, and a $0.6 million decrease in treasury stock due to the issuance of 27,087 shares of Company common stock in connection with stock compensation plans. These increases were partially offset by the payment of $3.7 million in common stock dividends. No shares of Company common stock were repurchased in the second quarter of 2016. The total shareholders’ equity to total assets ratio was 10.17% at June 30, 2016, up from 9.94% at December 31, 2015. The tangible equity to tangible assets ratio was 7.77% at June 30, 2016, compared with 7.51% at December 31, 2015. Tangible book value per share was $19.88 at June 30, 2016, an increase from $19.10 per share at December 31, 2015.
On July 21, 2016, the Company’s board of directors approved a new share repurchase program, allowing for the repurchase of up to $5.0 million of stock through December 31, 2018. The new repurchase program replaces the Company's prior repurchase program, pursuant to which the Company had bought 52,200 shares for approximately $1.2 million since the plan was announced in July 2014. The prior program had authorized the repurchase of $5.0 million of stock and was due to expire December 31, 2016.
“Our capital position continues to improve each quarter, which together with our new stock repurchase plan and quarterly dividend, provides strong shareholder value. We continue to believe in the bright future for MidWestOne and all of its stakeholders,” concluded Mr. Funk.
Sale of Davenport Branch Office
On May 9, 2016, MidWestOne Bank, a wholly owned subsidiary of the Company, entered into an agreement to sell its Davenport, Iowa branch to CBI Bank and Trust headquartered in Muscatine, Iowa, a unit of Central Bancshares, Inc. (no relation to the former Central Bancshares, Inc. of Golden Valley, Minnesota). Subject to regulatory approval, CBI Bank and Trust will assume approximately $12 million in deposits and $33 million in loans, with an expected completion date in August 2016. The Company expects to realize a gain from the transaction.
Quarterly Cash Dividend Declared
On July 21, 2016, the Company’s board of directors declared a quarterly cash dividend of $0.16 per common share, the same as the dividend paid last quarter. The dividend is payable September 15, 2016, to shareholders of record at the close of business on September 1, 2016. At this quarterly rate, the indicated annual cash dividend is equal to $0.64 per common share.
Conference Call Details
MidWestOne will host a conference call for investors at 11:00 a.m., CDT, on Friday, July 29, 2016. To participate, dial 866-233-3483 at least fifteen minutes before the call start time. If you are unable to participate on the call, a replay will be available until October 29, 2016 by calling 877-344-7529 and using the replay access code of 10076459. A transcript of the call will also be available on the company’s web site (www.midwestone.com) within three business days of the event.
About MidWestOne Financial Group, Inc.
MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. The Company's bank subsidiary, MidWestOne Bank, is also headquartered in Iowa City. The Company also has an insurance subsidiary, MidWestOne Insurance Services, Inc., which provides personal and business insurance services in Iowa. MidWestOne Financial Group, Inc. common stock is traded on the NASDAQ Global Select Market under the symbol “MOFG.”
Cautionary Note Regarding Forward-Looking Statements
This release contains certain “forward-looking statements” within the meaning of such term in the Private Securities Litigation Reform Act of 1995. We and our representatives may, from time to time, make written or oral statements that are “forward-looking” and provide information other than historical information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the factors listed below. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “should,” “could,” “would,” “plans,” “intend,” “project,” “estimate,” “forecast,” “may” or similar expressions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Additionally, we undertake no obligation to update any statement in light of new information or future events, except as required under federal securities law.

Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have an impact on our ability to achieve operating results, growth plan goals and future prospects include, but are not limited to, the following: (1) credit quality deterioration or pronounced and sustained reduction in real estate market values could cause an increase in the allowance for credit losses and a reduction in net earnings; (2) the risks of mergers, including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions; (3) our management’s ability to reduce and effectively manage interest rate risk and the impact of interest rates in general on the volatility of our net interest income; (4) changes in the economic environment, competition, or other factors that may affect our ability to acquire loans or influence the anticipated growth rate of loans and deposits and the quality of the loan portfolio and loan and deposit pricing; (5) fluctuations in the value of our investment securities; (6) governmental monetary and fiscal policies; (7) legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators (particularly with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the extensive regulations promulgated and to be promulgated thereunder, as well as the Basel III Rules) and changes in the scope and cost of Federal Deposit Insurance Corporation insurance and other coverages; (8) the ability to attract and retain key executives and employees experienced in banking and financial services; (9) the sufficiency of the allowance for loan losses to absorb the amount of actual losses inherent in our existing loan portfolio; (10) our ability to adapt successfully to technological changes to compete effectively in the marketplace; (11) credit risks and risks from concentrations (by geographic area and by industry) within our loan portfolio; (12) the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds, and other financial institutions operating in our markets or elsewhere or providing similar services; (13) the failure of assumptions underlying the establishment of allowances for loan losses and estimation of values of collateral and various financial assets and liabilities; (14) volatility of rate-sensitive deposits; (15) operational risks, including data processing system failures or fraud; (16) asset/liability matching risks and liquidity risks; (17) the costs, effects and outcomes of existing or future litigation; (18) changes in general economic or industry conditions, nationally, internationally or in the communities in which we conduct business; (19) changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board; (20) cyber-attacks; and (21) other risk factors detailed from time to time in Securities and Exchange Commission filings made by the Company.

Non-GAAP Presentations:
Certain non-GAAP ratios and amounts are provided to evaluate and measure the Company’s operating performance and financial condition, including tangible book value per share, the tangible equity to tangible assets ratio, return on average tangible equity, net interest margin, earnings per share excluding merger-related expenses, and the efficiency ratio. Management believes this data provides investors with pertinent information regarding the Company’s profitability, financial condition and capital adequacy and how management evaluates such metrics internally.  The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

	As of	As of	As of	As of
	June 30,	March 31,	December 31,	June 30,
(dollars in thousands, except per share data)	2016	2016	2015	2015
Tangible Equity
Total shareholders’ equity	$305,195	$301,777	$296,178	$277,966
Less: Intangible assets, net of amortization and associated deferred tax liability	(77,859)	(78,234)	(78,323)	(72,381)
Tangible equity	$227,336	$223,543	$217,855	$205,585
Tangible Assets
Total assets	$3,002,194	$2,964,218	$2,979,975	$2,922,450
Less: Intangible assets, net of amortization and associated deferred tax liability	(77,859)	(78,234)	(78,323)	(72,381)
Tangible assets	$2,924,335	$2,885,984	$2,901,652	$2,850,069
Common shares outstanding	11,435,860	11,425,035	11,408,773	11,405,931
Tangible Book Value Per Share	$19.88	$19.57	$19.10	$18.02
Tangible Equity/Tangible Assets	7.77%	7.75%	7.51%	7.21%

	For the Three Months Ended			For the Six Months Ended
(dollars in thousands, except per share data)	March 31, 2016	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Net Income	$5,544	$4,755	$4,469	$10,299	$9,265
Plus: Intangible amortization, net of tax(1)	690	660	798	1,349	868
Adjusted net income	$6,234	$5,415	$5,267	$11,648	$10,133
Average Tangible Equity
Average total shareholders’ equity	$299,071	$303,319	$246,594	$301,195	$220,821
Less: Average intangible assets, net of amortization	(83,295)	(82,268)	(58,203)	(82,773)	(33,220)
Average tangible equity	$215,776	$221,051	$188,391	$218,422	$187,601
Return on Average Tangible Equity (annualized)	11.62%	9.85%	11.21%	10.72%	10.89%

Net Interest Margin Tax Equivalent Adjustment
Net interest income	$25,555	$24,940	$22,723	$50,495	$36,965
Plus tax equivalent adjustment:(1)
Loans	428	423	363	850	685
Securities	759	750	736	1,510	1,470
Tax equivalent net interest income (1)	$26,742	$26,113	$23,822	$52,855	$39,120
Average interest earning assets	$2,707,915	$2,735,833	$2,355,949	$2,728,174	$2,012,192
Net Interest Margin	3.97%	3.83%	4.05%	3.89%	3.92%

Net Income	$5,544	$4,755	$4,469	$10,299	$9,265
Plus: Merger-related expenses	2,181	1,799	2,667	3,980	3,177
Net tax effect of above item(2)	(823)	(670)	(344)	(1,493)	(457)
Net income exclusive of merger-related expenses	$6,902	$5,884	$6,792	$12,786	$11,985
Diluted average number of shares	11,442,931	11,453,831	10,254,279	11,448,677	9,328,941
Return on Average Assets (annualized)	0.75%	0.64%	0.70%	0.69%	0.86%
Return on Average Equity (annualized)	7.46%	6.31%	7.27%	6.88%	8.46%
Earnings Per Common Share-Diluted	$0.48	$0.42	$0.42	$0.90	$0.99
Earnings Per Common Share-Diluted, exclusive of merger-related expenses	$0.60	$0.51	$0.66	$1.12	$1.28
(1) Computed on a tax-equivalent basis, assuming a federal income tax rate of 35%
(2) Computed based on qualifying tax deductible expenses, assuming a federal income tax rate of 35%

	For the Three Months Ended			For the Six Months Ended
(dollars in thousands)	March 31, 2016	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Operating Expense
Total noninterest expense	$23,446	$22,815	$19,846	$46,261	$31,025
Less: Amortization of intangibles	(1,061)	(1,015)	(1,228)	(2,076)	(1,336)
Operating expense	$22,385	$21,800	$18,618	$44,185	$29,689
Operating Revenue
Tax equivalent net interest income (1)	$26,742	$26,113	$23,822	$52,855	$39,120
Plus: Noninterest income	6,405	5,595	5,087	12,000	9,095
Less: Gain on sale or call of available for sale securities	(244)	(223)	(456)	(467)	(1,011)
Loss on sale of premises and equipment	146	(130)	13	16	10
Other (gain) loss	(1,188)	(54)	443	(1,242)	426
Operating revenue	$31,861	$31,301	$28,909	$63,162	$47,640
Efficiency Ratio	70.26%	69.65%	64.40%	69.96%	62.32%
(1) Computed on a tax-equivalent basis, assuming a federal income tax rate of 35%

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of December 31, 2015	As of June 30, 2016	As of June 30, 2015
(dollars in thousands, except per share amounts)		(unaudited)	(unaudited)
ASSETS
Cash and due from banks	$44,199	$33,385	$40,071
Interest-bearing deposits in banks	2,731	75,254	6,231
Federal funds sold	167	2,319	302
Cash and cash equivalents	47,097	110,958	46,604
Investment securities:
Available for sale	427,241	370,855	429,868
Held to maturity (fair value of $127,815 as of June 30, 2016 and $118,234 as of December 31, 2015)	118,423	125,885	98,749
Loans held for sale	3,187	5,048	8,506
Loans	2,151,942	2,168,126	2,108,358
Allowance for loan losses	(19,427)	(21,197)	(17,167)
Net loans	2,132,515	2,146,929	2,091,191
Premises and equipment, net	76,202	76,438	71,266
Accrued interest receivable	13,736	12,171	12,421
Goodwill	64,548	64,654	56,488
Other intangible assets, net	19,141	17,065	22,482
Bank-owned life insurance	46,295	46,581	45,629
Other real estate owned	8,834	4,143	8,894
Deferred income taxes	947	—	3,229
Other assets	21,809	21,467	27,123
Total assets	$2,979,975	$3,002,194	$2,922,450
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand	$559,586	$536,052	$528,005
Interest-bearing checking	1,064,350	1,073,023	994,432
Savings	189,489	195,887	187,375
Certificates of deposit under $100,000	348,268	336,744	375,702
Certificates of deposit $100,000 and over	301,828	321,855	318,832
Total deposits	2,463,521	2,463,561	2,404,346
Federal funds purchased	1,500	—	24,700
Securities sold under agreements to repurchase	67,463	60,458	67,114
Federal Home Loan Bank borrowings	87,000	107,000	78,000
Junior subordinated notes issued to capital trusts	23,587	23,640	23,523
Long-term debt	22,500	20,000	25,000
Deferred compensation liability	5,132	5,190	5,112
Accrued interest payable	1,507	1,620	2,009
Deferred income taxes	—	83	—
Other liabilities	11,587	15,447	14,680
Total liabilities	2,683,797	2,696,999	2,644,484
Shareholders' equity:
Preferred stock, no par value; authorized 500,000 shares; no shares issued and outstanding at June 30, 2016 and December 31, 2015	$—	$—	$—
Common stock, $1.00 par value; authorized 15,000,000 shares at June 30, 2016 and December 31, 2015; issued 11,713,481 shares at June 30, 2016 and at December 31, 2015; outstanding 11,435,860 shares at June 30, 2016 and 11,408,773 shares at December 31, 2015	11,713	11,713	11,713
Additional paid-in capital	163,487	163,310	157,899
Treasury stock at cost, 277,621 shares as of June 30, 2016 and 304,708 shares at December 31, 2015	(6,331)	(5,776)	(6,390)
Retained earnings	123,901	130,543	111,471
Accumulated other comprehensive income	3,408	5,405	3,273
Total shareholders' equity	296,178	305,195	277,966
Total liabilities and shareholders' equity	$2,979,975	$3,002,194	$2,922,450

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended			Six Months Ended
(unaudited) (dollars in thousands)	March 31, 2016	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Interest income:
Interest and fees on loans	$25,116	$24,635	$21,685	$49,751	$34,262
Interest and discount on loan pool participations	—	—	178	—	798
Interest on bank deposits	8	70	15	78	16
Interest on federal funds sold	—	1	—	1	—
Interest on investment securities:
Taxable securities	1,924	1,912	1,913	3,836	3,807
Tax-exempt securities	1,437	1,420	1,394	2,857	2,784
Total interest income	28,485	28,038	25,185	56,523	41,667
Interest expense:
Interest on deposits:
Interest-bearing checking	760	776	662	1,536	1,197
Savings	106	60	44	166	80
Certificates of deposit under $100,000	569	719	491	1,288	1,117
Certificates of deposit $100,000 and over	639	719	467	1,358	993
Total interest expense on deposits	2,074	2,274	1,664	4,348	3,387
Interest on federal funds purchased	25	—	2	25	14
Interest on securities sold under agreements to repurchase	53	32	43	85	73
Interest on Federal Home Loan Bank borrowings	451	467	353	918	752
Interest on other borrowings	6	6	6	12	10
Interest on junior subordinated notes issued to capital trusts	197	196	136	393	208
Interest on subordinated notes	—	—	162	—	162
Interest on long-term debt	124	123	96	247	96
Total interest expense	2,930	3,098	2,462	6,028	4,702
Net interest income	25,555	24,940	22,723	50,495	36,965
Provision for loan losses	1,065	1,171	901	2,236	1,501
Net interest income after provision for loan losses	24,490	23,769	21,822	48,259	35,464
Noninterest income:
Trust, investment, and insurance fees	1,498	1,440	1,633	2,938	3,214
Service charges and fees on deposit accounts	1,258	1,283	1,068	2,541	1,801
Mortgage origination and loan servicing fees	549	755	833	1,304	1,071
Other service charges and fees	1,430	1,378	1,228	2,808	1,813
Bank-owned life insurance income	384	332	325	716	620
Gain on sale or call of available for sale securities	244	223	456	467	1,011
Gain (loss) on sale of premises and equipment	(146)	130	(13)	(16)	(10)
Other gain (loss)	1,188	54	(443)	1,242	(425)
Total noninterest income	6,405	5,595	5,087	12,000	9,095
Noninterest expense:
Salaries and employee benefits	12,645	13,321	9,994	25,966	16,863
Net occupancy and equipment expense	3,251	3,326	2,342	6,577	3,866
Professional fees	946	1,221	2,229	2,167	2,909
Data processing expense	2,573	809	668	3,382	1,100
FDIC insurance expense	421	398	388	819	627
Amortization of intangible assets	1,061	1,015	1,228	2,076	1,336
Other operating expense	2,549	2,725	2,997	5,274	4,324
Total noninterest expense	23,446	22,815	19,846	46,261	31,025
Income before income tax expense	7,449	6,549	7,063	13,998	13,534
Income tax expense	1,905	1,794	2,594	3,699	4,269
Net income	$5,544	$4,755	$4,469	$10,299	$9,265

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION

	As of and for the Six Months Ended June 30, 2016	As of and for the Three Months Ended March 31, 2016	As of and for the Year Ended December 31, 2015	As of and for the Six Months Ended June 30, 2015
(unaudited, dollars in thousands, except per share amounts)
Per Share Data:
Book value per share	$26.69	$26.41	$25.96	$24.37
Tangible book value per share, net of associated deferred tax liability on intangibles	19.88	19.57	19.10	18.02
Financial Ratios:
Tangible equity/tangible assets (both net of associated deferred tax liability on intangibles)	7.77%	7.75%	7.51%	7.21%
Total shareholders’ equity/total assets	10.17	10.18	9.94	9.51
Total loans/total deposits	88.01	89.41	87.35	87.69
Total loans + loan pool participations/total deposits	88.01	89.41	87.35	87.69
Asset Quality:
Gross loans	$2,168,126	$2,172,391	$2,151,942	$2,108,358
Allowance for loan losses	21,197	20,245	19,427	17,167
Net charge-offs	466	247	2,068	697
Loans past due 30 - 89 days	16,805	9,150	8,491	7,799
Other real estate owned	4,143	6,169	8,834	8,894
Non-performing loans
Non-accrual loans	$14,950	$16,486	$4,012	$3,717
Restructured loans	7,181	7,317	7,232	7,546
Loans 90+ days past due and still accruing interest	1,302	527	284	1,250
Total non-performing loans	$23,433	$24,330	$11,528	$12,513

Net loan charge-offs/average loans - annualized	0.04%	0.05%	0.11%	0.10%
Nonperforming loans/total loans	1.08	1.12	0.54	0.59
Nonperforming loans + other real estate/total assets	0.92	1.03	0.68	0.73
Allowance for loan losses/total loans	0.98	0.93	0.90	0.81
Allowance for loan losses/nonperforming loans	90.46	83.21	168.52	85.45

	As of and for the Three Months Ended			As of and for the Six Months Ended
(unaudited, dollars in thousands, except per share amounts)	March 31, 2016	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Per Share Data:
Ending number of shares outstanding	11,425,035	11,435,860	11,405,931	11,435,860	11,405,931
Average number of shares outstanding	11,416,993	11,431,252	10,229,355	11,424,122	9,301,761
Diluted average number of shares	11,442,931	11,453,831	10,254,279	11,448,677	9,328,941
Earnings per common share - basic	$0.49	$0.42	$0.43	$0.90	$1.00
Earnings per common share - diluted	0.48	0.42	0.42	0.90	0.99
Dividends paid per common share	0.16	0.16	0.15	0.320	0.300
Performance Ratios:
Return on average assets - annualized	0.75%	0.64%	0.70%	0.69%	0.86%
Return on average shareholders’ equity - annualized	7.46	6.31	7.27	6.88	8.46
Return on average tangible equity - annualized	11.62	9.85	11.21	10.72	10.89
Net interest margin	3.97	3.83	4.05	3.89	3.92
Efficiency ratio*	70.26	69.65	64.40	69.96	62.32
Average Balances:
Total loans	$2,167,492	$2,176,693	$1,799,070	$2,172,092	$1,476,719
Total loan pool participations	—	—	19,496	—	20,231
Interest-earning assets	2,707,915	2,735,833	2,355,949	2,728,174	2,012,192
Total assets	2,961,462	2,984,900	2,559,052	2,978,700	2,164,844
Interest-bearing deposits	1,882,005	1,932,354	1,655,328	1,907,180	1,419,210
Interest-bearing liabilities	2,121,461	2,144,702	1,862,839	2,138,797	1,607,616
Total equity	299,071	303,319	246,594	301,195	220,821

* Noninterest expense minus amortization of intangibles, divided by the sum of tax-equivalent net interest income plus noninterest income minus gain/loss or impairment on securities, premises and equipment, and other gain/loss.